NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS FIRST QUARTER 2009 RESULTS

•	Revenues of $117.3 million, down 27.6%
•	Average ready-mixed concrete sales prices up 2.5%
•	EBITDA of $4.1 million, down $1.3 million
•	Gain on bond repurchases of $4.5 million
•	Free cash flow of $5.7 million

HOUSTON, TEXAS – MAY 7, 2009 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss attributable to stockholders of $9.5 million, or $(0.26) per share, for the quarter ended March 31, 2009, compared to a net loss attributable to stockholders of $5.3 million, or $(0.14) per share, in the first quarter of 2008.  Included in the first quarter 2008 net loss was a loss from discontinued operations of $0.1 million, or $(0.01) per share.  U.S. Concrete historically reports a net loss in the first quarter of each year, due to the seasonal reduction in construction activity during the winter months.

FIRST QUARTER RESULTS

Revenue in the first quarter of 2009 decreased 27.6% to $117.3 million, compared to $162.1 million in the first quarter of 2008.  The decline in revenue was caused by lower ready-mixed concrete sales volume and lower precast concrete products revenue due to decreased demand for the Company’s products resulting from the decline in construction spending in the Company’s markets.

The Company’s ready-mixed concrete sales volume in the first quarter of 2009 was approximately 975,000 cubic yards, down 28.9% from 1.37 million cubic yards of ready-mixed concrete sold in the first quarter of 2008.  On a same-plant-sales basis, first quarter 2009 volumes were down approximately 33.5% from the first quarter of 2008, with declines in volume in each of the Company’s major markets.  Less favorable weather conditions in the Company’s major markets in the first quarter of 2009 as compared to the first quarter of 2008 contributed to this quarterly comparative decrease.

The Company’s average sales price per cubic yard of ready-mixed concrete increased 2.5% during the first quarter of 2009, as compared to the first quarter of 2008.  The average sales price increase was driven primarily by higher ready-mixed concrete pricing in the Company’s Texas and Michigan markets, partially offset by declines in average selling prices in its northern New Jersey markets.

Revenue in the Company’s precast concrete products segment was $13.5 million for the three months ended March 31, 2009, a decrease of $3.1 million, or 18.4%, from the corresponding period in 2008.  The Company’s first quarter 2009 precast concrete products revenues were down as a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets, along with a slowdown in the commercial construction activity in its Atlantic Region precast operations.

Commenting on the first quarter of 2009 results, Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, said, “As expected, our sales volumes this quarter reflected fairly significant declines due to the continuing U.S. recession and financial crisis.  Our raw material spread improved 100 basis points from the first quarter of last year, and also improved sequentially from the fourth quarter of 2008 as a result of price increases realized in certain markets and success in aggressively managing raw material costs.  I am very pleased with our ability to control our fixed costs.  Fixed operating costs were down $1.5 million and selling, general and administrative costs came down $2.0 million in the first quarter.”  Mr. Harlan continued, “As we look at our current backlog and consider recent demand trends, we now expect full year 2009 volumes to be lower than our previous estimates.  Unless demand picks up in the last half of the year, 2009 volume could be down more than 15 percent in 2009 from 2008 levels.  We are aggressively pursuing infrastructure projects directly and indirectly tied to the American Recovery and Reinvestment Act of 2009 and while we are achieving some success, we do not expect this modest volume increase to offset the declines we are seeing in residential and commercial projects during 2009.”

EBITDA was $4.1 million in the first quarter of 2009, compared with EBITDA of $5.4 million in the first quarter of 2008.  As a percentage of revenue, EBITDA for the first quarter of 2009 was 3.5%, as compared to 3.3% in the first quarter of 2008.  EBITDA for the first quarter of 2009 was lower than the comparable prior-year period primarily due to reduced profits resulting from lower ready-mixed concrete sales volumes and lower precast revenue, partially offset by a gain on the repurchase of the Company’s senior subordinated notes, higher average ready-mixed concrete selling prices and cost reductions. The Company defines EBITDA as net income (loss) attributable to stockholders from continuing operations plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures used in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $16.1 million for the first quarter of 2009, compared to $18.1 million for the first quarter of 2008, a decrease of $2.0 million.  As a percentage of revenue, selling, general and administrative expenses increased to 13.7% in the first quarter of 2009 from 11.2% in the first quarter of 2008.  Selling, general and administrative costs in the first quarter of 2009 were lower than the first quarter of 2008, due primarily to lower incentive-based and stock based compensation accruals and lower travel and entertainment expenses, partially offset by higher professional fees.

Depreciation, depletion and amortization expense for the first quarter of 2009 was up $0.6 million to $7.5 million, as compared to $6.9 million for the first quarter of 2008, primarily due to additional depreciation expense related to the Company’s new information technology system.

Interest expense in the first quarter of 2009 of $6.8 million was flat compared to the first quarter of 2008, primarily due to lower interest rates during the first quarter of 2009 being offset with increased borrowings under the Company’s credit facility.

The Company recorded a $4.5 million net gain in the first quarter of 2009 related to the purchase of $7.4 million principal amount of its 8⅜% senior subordinated notes in open market transactions for $2.8 million.  The Company used its revolving credit facility to fund the open market purchases.

The Company’s benefit for income taxes from continuing operations in the first quarter of 2009 of $0.6 million is significantly below its normally expected rate because the Company is required under accounting regulation to use its annualized full-year projected income tax rate on its quarterly pre-tax income or loss.  The Company expects the income tax benefit on its projected annual pre-tax losses to be reduced by certain state income tax accruals and income tax contingency accruals, thereby reducing its annual effective income tax rate below its normally expected tax rate.

The Company generated $5.7 million in free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) in the first quarter of 2009, which represents a $6.8 million  improvement as compared to the first quarter of 2008.  First quarter 2009 free cash flow reflects lower working capital needs and lower net capital expenditures as compared to the first quarter of 2008.

Robert D. Hardy, U.S. Concrete’s Executive Vice President and Chief Financial Officer, stated, “We continue to aggressively manage our working capital needs in light of the challenging times.  Based on our financial flexibility and liquidity, we began purchasing our 8⅜% senior subordinated notes in the open market during the first quarter.  To date, we have purchased approximately $12.4 million principal amount of the notes for approximately $4.8 million, of which $7.4 million principal amount of the Notes were purchased in the first quarter of 2009.  We used our revolving credit facility to fund the open market purchases and expect our cash interest expense to decrease by approximately $0.9 million annually as a result of these collective purchases.  We will continue to evaluate open market purchases based on the Notes pricing levels, our short and long-term liquidity needs, restrictions under our credit facility, and overall economic conditions.  As of March 31, 2009, we have $13 million drawn on our credit facility and $62.8 million of available borrowing capacity.”

The Company’s net debt at March 31, 2009 was approximately $291.2 million, down $9.5 million from December 31, 2008, primarily reflecting higher cash balances due to higher operating cash flow, lower capital expenditures and lower outstanding debt, after the partial repurchase of our senior subordinated notes.  Net debt at March 31, 2009 was comprised of total debt, including capital lease obligations, of $301.5 million, less cash and cash equivalents of $10.3 million.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Thursday, May 7, 2009, at 10:00 a.m., Eastern Time, to review its first quarter 2009 results.  To participate in the call, dial 480-629-9773 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Thursday, May 14, 2009.  To access the replay, dial 303-590-3030 and use the access code 4064269#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Web site at www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call at www.us-concrete.com within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliations to the most comparable GAAP financial measures for EBITDA, net debt and free cash flow for the three-months ended March 31, 2009 and 2008.

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 132 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.5 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding:  ability to control fixed costs; expectations regarding full-year volumes; effect of the American Recovery and Reinvestment Act of 2009 on the Company; the Company’s ability to manage its working capital needs; reduction of cash interest expense pursuant to senior subordinated note repurchases; and future senior subordinated note repurchases.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenue	$117,300	$162,107
Cost of goods sold before depreciation, depletion and amortization	103,522	141,291
Selling, general and administrative expenses	16,078	18,131
Depreciation, depletion and amortization	7,456	6,878
Loss from operations	(9,756)	(4,193)
Interest income	6	74
Interest expense	6,774	6,780
Gain on purchases of senior subordinated notes	4,493	–
Other income, net	349	622
Loss before income taxes	(11,682)	(10,277)
Income tax benefit	(637)	(3,104)
Loss from continuing operations	(11,045)	(7,173)
Loss from discontinued operations, net of tax	–	(149)
Net loss	(11,045)	(7,322)
Net loss attributable to non-controlling interest	1,591	2,044
Net loss attributable to stockholders	$(9,454)	$(5,278)

Loss per share attributable to stockholders– Basic and Diluted:
Loss from continuing operations attributable to stockholders	$(0.26)	$(0.13)
Results of discontinued operations attributable to stockholders	–	(0.01)
Net loss attributable to stockholders	$(0.26)	$(0.14)

Weighted average shares outstanding:
Basic	36,844	38,587
Diluted	36,844	38,587

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,342	$5,323
Trade accounts receivable, net	76,645	100,269
Inventories	31,269	32,768
Prepaid expenses	5,807	3,519
Other current assets	24,002	25,377
Total current assets	148,065	167,256

Property, plant and equipment, net	270,270	272,769
Goodwill	59,197	59,197
Other assets	7,926	8,588
Total assets	$485,458	$507,810

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,964	$3,371
Accounts payable and accrued liabilities	91,963	100,401
Total current liabilities	93,927	103,772

Long-term debt, net of current maturities	299,588	302,617
Other long-term obligations and deferred credits	22,195	21,058
Total liabilities	415,710	427,447

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	38	37
Additional paid-in capital	266,004	265,453
Retained deficit	(202,018)	(192,564)
Treasury stock, at cost	(3,252)	(3,130)
Total stockholders’ equity	60,772	69,796
Non-controlling interest	8,976	10,567
Total equity	69,748	80,363
Total liabilities and equity	$485,458	$507,810

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES	$10,131	$4,467

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals	(4,427)	(5,561)
Payments for acquisitions	(750)	(1,822)
Disposal of business units	–	7,583
Other investing activities	–	212
Net cash provided by (used in) investing activities	(5,177)	412

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	29,432	2,529
Repayments of borrowings	(26,460)	(1,406)
Purchases of senior subordinated notes	(2,785)	–
Debt issuance costs	–	(11)
Purchase of treasury stock	(122)	(436)
Net cash provided by financing activities	65	676
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,019	5,555
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,323	14,850
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,342	$20,405

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue:
Ready-mixed concrete and concrete-related products	$106,997	$148,826
Precast concrete products	13,508	16,561
Inter-segment revenue	(3,205)	(3,280)
Total revenue	$117,300	$162,107
Segment operating income:
Ready-mixed concrete and concrete-related products	$(5,245)	$(424)
Precast concrete products	(9)	1,809
Gain on purchases of senior subordinated notes	4,493	–
Unallocated overhead and other income	807	612
Corporate:
Selling, general and administrative expenses	4,960	5,568
Interest expense, net	6,768	6,706
Loss before income taxes	$(11,682)	$(10,227)
Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,223	$6,229
Precast concrete products	727	524
Corporate	506	125
Total depreciation, depletion and amortization	$7,456	$6,878

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our EBITDA, EBITDA margin, Net Debt and Free Cash Flow for the three months ended March 31, 2009 and March 31, 2008 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2009 and March 31, 2008.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2009 and March 31, 2008.

We define EBITDA as our net income (loss) attributable to stockholders from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total revenue.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.
	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
	(In thousands, except average price amounts)
Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$97.99	$95.61
Volume in cubic yards	975	1,370

EBITDA reconciliation:
Net loss attributable to stockholders from continuing operations	$(9,454)	$(5,129)
Income tax provision (benefit)	(637)	(3,104)
Interest expense, net	6,768	6,706
Depreciation, depletion and amortization	7,456	6,878
EBITDA	$4,133	$5,351
EBITDA margin	3.5%	3.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$10,131	$4,467
Less: capital expenditures, net of disposals	(4,427)	(5,561)
Free Cash Flow	$5,704	$(1,094)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$301,552	$299,680
Less: cash and cash equivalents	10,342	20,405
Net Debt	$291,210	$279,275